Exhibit 99.1

Isle of Capri Casinos, Inc.

Announces Commencement of Cash Tender Offer

ST. LOUIS, April 17, 2017 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (the “Company”) today announced that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 5.875% Senior Notes due 2021 (CUSIP No. 464592 AQ7) (the “Notes”).  As of the date of this press release, there is approximately $450 million in aggregate principal amount of the Notes outstanding.

The Tender Offer is scheduled to expire at 11:59 p.m. New York City time, on May 12, 2017, unless extended or earlier terminated by the Company (the “Expiration Date”).

Holders validly tendering and not withdrawing their Notes on or prior to 5:00 p.m., New York City time, on April 28, 2017, unless extended or earlier terminated by the Company (the “Early Tender Date”), will be eligible to receive total consideration of $1,031.88 per $1,000 principal amount of Notes tendered, which includes an early tender payment of $2.50 per $1,000 principal amount of Notes tendered (the “Early Tender Payment”).  Holders validly tendering after the Early Tender Date but prior to the Expiration Date will not be eligible to receive the Early Tender Payment, but will be eligible to receive the tender offer consideration of $1,029.38 per $1,000 principal amount of Notes tendered.  Holders whose Notes are accepted for purchase also will be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes.  Tendered Notes may be withdrawn at any time on or prior to the Early Tender Date.  Other than as required by applicable law, tendered Notes may not be withdrawn after the Early Tender Date.

The Company’s obligation to purchase Notes under the Tender Offer is subject to certain conditions (the “Conditions”), including the consummation of the merger of Eagle I Acquisition Corp. (“Merger Sub A”), a Delaware corporation and direct wholly-owned subsidiary of Eldorado Resorts, Inc. (“ERI”), with and into the Company pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, ERI, Merger Sub A, and Eagle II Acquisition Company LLC, a Delaware limited liability company  and a direct wholly-owned subsidiary of ERI.  The terms of the Tender Offer are described in the Company’s Offer to Purchase dated April 17, 2017 (the “Offer to Purchase”).

The initial settlement is expected to occur promptly following the Early Tender Date and satisfaction of the Conditions, on or around May 1, 2017.  The final settlement will be promptly after the Expiration Date, and is expected to be on May 15, 2017.

The Company has engaged J.P. Morgan Securities LLC to act as the dealer manager in connection with the Tender Offer.  Questions regarding the Tender Offer may be directed to J.P. Morgan Securities LLC at (212) 834-4811 (collect) or (866) 834-4666 (US toll-free).  Requests for documentation may be directed to D.F. King & Co., Inc., at (866) 530-8636 (US toll-free) or (212) 269-5550 (for bankers and brokers) or via email to isle@dfking.com.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any securities. The Tender Offer is being made solely pursuant to the Offer to Purchase, which sets forth the complete terms of the Tender Offer.

ABOUT ISLE OF CAPRI CASINOS

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with an exceptional experience at each of the 13 casino properties that it owns or operates, primarily under the Isle and Lady Luck brands. On September 19, 2016, ERI and the Company announced that they have entered into the Merger Agreement whereby ERI will acquire all of the outstanding shares of the Company. The Company currently operates gaming and entertainment facilities in Mississippi, Louisiana, Iowa, Missouri, Colorado, Florida and Pennsylvania. More information is available at the Company’s website, www.islecorp.com.

FORWARD-LOOKING STATEMENTS

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACT:
Isle of Capri Casinos, Inc.,
Jill Alexander, Senior Director, Corporate Communications -314.813.9368, www.islecorp.com